Exhibit 99.1

Warren Resources Announces Reaffirmation of its Borrowing Base Under Senior Credit Facility

NEW YORK, Dec. 2, 2014 (GLOBE NEWSWIRE) — Warren Resources, Inc. announced today that the syndicate of lenders underwriting the Company’s $750 million senior secured credit facility (“Credit Facility”) has reaffirmed the borrowing base at $225 million as a result of completing the fall 2014 semi-annual redetermination.

As of November 26, 2014, Warren had $130 million of debt outstanding under its Credit Facility, leaving $95 million available. The next borrowing base redetermination is scheduled for the spring of 2015.

Stewart Skelly, Warren’s Vice President and Chief Financial Officer, commented, “We are pleased to announce that our lender group has reaffirmed our borrowing base of $225 million. Warren’s asset base continues to provide ample cash flows and strong liquidity.”

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, and natural gas in the Marcellus Shale in Pennsylvania and Washakie Basin in Wyoming.

CONTACT:
Robert Ferer
212-697-9660

Warren Resources, Inc.